Exhibit 99.1
The following is a summary of the prepared remarks to be made by James W. Griffith, president and chief executive officer of The Timken Company, at a conference call on September 29, 2006.
º	Based on automotive volume declines in North America, Timken’s performance related to the auto industry will be negatively affected in both our Steel and Automotive Groups in the second half of 2006. We’ve seen production cuts across domestic North American manufacturers, including the recently announced reductions at Ford and Daimler Chrysler.
º	As a result, our Automotive Group’s sales outlook for 2006 is declining for the second half of the year. Due to the severity of these cuts, the Automotive Group is unable to immediately offset the lost demand, resulting in a lower earnings estimate for 2006.
º	Our Steel business is responding to the domestic auto production decreases by cutting production schedules to a five day operation and reducing lead times in order to gain replacement business in the energy and general industrial segments of our business.
•	Timken is taking immediate action to address the impact of situation in the automotive industry.
º	Current actions include:
▪	A significant workforce reduction at a number of facilities worldwide.
▪	Approximately 700 positions, focused on production for the North American market, will be eliminated.
    These actions have begun and are expected to be completed over the next several months.

    Additionally, there will be periodic shutdowns in the coming months affecting other associates at certain facilities.
•	In addition, our previously announced restructuring actions remain on track, including actions announced in July 2005, to address earlier challenging market issues, with expected costs of $80 to $90 million and targeted annual savings of approximately $40 million.
▪	Overall, we continue on our path to diversify our customer mix and exit non-differentiated product lines going forward.
▪	The reduction in North American auto volumes, while disappointing in the short term, will accelerate the mix toward industrial markets as we continue to manage our portfolio to maximize value. Our outlook continues to remain positive for the broad industrial markets we serve and the otherwise overall strong company results for 2006.
▪	As with our prior outlook, we expect the Industrial Group to see margin improvement in the second half compared to a year ago and the Steel Group’s margin performance should exceed last year’s record levels.